Merit Medical to Purchase Mallinckrodt Unit. . .
July 21, 1999
Page 3

                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE


Date:             August 25, 1999
Contact:          Nancy E. Schultz, Director, Corporate Communications
Phone:            (801) 253-1600
e-mail:           nschultz@merit.com
Fax:              (801) 253-6998
Web Address:      www.merit.com


   MERIT MEDICAL SYSTEMS FINALIZES ACQUISITION OF MALLINCKRODT CATHETER UNIT
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         SOUTH JORDAN,  UTAH?Merit  Medical  Systems,  Inc.  (NASDAQ:  NMS:MMSI)
announced today that the acquisition of the catheter unit of Mallinckrodt Inc. (NYSE:MKG) of St. Louis, Missouri has been accomplished. The catheter plant, located in Angleton, Texas, manufactures diagnostic and interventional catheters for cardiology and radiology procedures worldwide.
         Fred P. Lampropoulos, Chairman and CEO of Merit, said, "We are pleased that the closing is behind us and that it went smoothly and rapidly. Our sales force, consisting of 42 direct individuals in the U.S. and 17 abroad, is very excited about the prospects of marketing these fine, new products. The integration of these devices into our system was started earlier in August, and our customer service department began taking orders on Monday of this week."

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Merit Medical Closes Purchase of Mallinckrodt Unit. . .
August 25, 1999
Page 2


         Merit will maintain United States and Canadian customers through its direct sales force and will provide uninterrupted service to some international markets by selling catheter products through Mallinckrodt. Additionally, the products will be offered to potential new customers through Merit's existing European sales force.
         Founded in 1987, Merit Medical Systems is a world leader in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. The company serves client hospitals worldwide with a domestic and international sales force totaling approximately 60 individuals. Merit has approximately 1100 employees worldwide, with manufacturing facilities in South Jordan, Utah; Santa Clara, California; Angleton, Texas and Galway, Ireland.
         Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These encompass Merit?s beliefs, expectations, hopes or intentions regarding the future. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Merit as of such date. Merit assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes and Merit?s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties related to future market growth such as delays in product introductions, product acceptance, product recalls, delays in obtaining regulatory approvals, cost increases, price and product competition, availability of labor and materials related to health care reform initiatives or product obsolescence relating to changes in product technology.

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